Exhibit 10.1

Annual Incentive Payment Criteria for Executive Officers

(Effective for Awards in 2016 in Respect of 2015 and for Subsequent Years)

Annual Incentives for executive officers, including the CEO, are primarily based on an assessment of Company performance relative to key financial objectives. Each senior executive has an annual incentive target. A performance factor is applied to each of their targets to generate their initial annual incentive award.

The performance metric for the annual incentive program is earnings per share, or EPS, on an adjusted operating income (AOI) basis. EPS performance is measured relative to the Company’s EPS targets. The reported EPS data is adjusted for certain one-time items to more accurately reflect the operating performance of the Company’s businesses and to take into account certain financial market performance factors relative to the assumptions used in establishing the EPS targets. One-time items excluded from the reported EPS data include:

1.	Market unlocks.

2.	Actuarial assumption updates.

3.	Merger and acquisition activity including divestitures, integration and one-time costs.

4.	Accounting changes not included in guidance.

5.	Other items not considered representative of the results of operations for the period or not included in guidance.

An initial performance factor is determined based on EPS performance relative to the Company’s EPS targets. The initial performance factor maybe increased or decreased by up to 10% based on the Company’s performance against certain quantitative measures (ROE, EPS Growth and Book Value Per Share Growth) relative to the North American Life insurance subset of the compensation peer group.

The Committee may exercise negative discretion to reduce the performance factor based on such considerations as:

•	Risk and compliance performance.

•	Credit and insurance rating downgrades.

•	Adequacy of capital ratios.

Finally, the Committee may consider additional quantitative and qualitative considerations to determine the final performance factor, including:

•	Business drivers, i.e., net flows, sales growth, persistency, etc.

•	Employee measures, including Employee Opinion Survey results, talent management and diversity

•	Other considerations such as share price performance for the year and projected changes in peer pay levels.

The primary driver of the actual annual incentive awards made to the executive officers is based on the final performance factor. The Committee considers individual performance and contributions in determining the final award. Awards are subject to the Company’s “Clawback” Policy.

If an executive retires or in certain other cases of termination of employment, the Committee may award an annual incentive payment to the executive for contributions during the year in which the executive’s employment ended.

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“Adjusted operating income”, or “AOI”, referred to above, differs from, and should not be viewed as a substitute for, income from continuing operations or net income determined in accordance with generally accepted accounting principles, but is the financial measure that the Company uses to analyze the operations of each segment in managing its businesses. EPS referred to above is determined on the basis of after-tax adjusted operating income.